Exhibit 99.1

				U.S. Bancorp Reports First Quarter 2020 Results • Net revenue of $5,772 million and net income of $1,171 million • Return on average assets of 0.95% and return on average common equity of 9.7%
1Q20 Key Financial Data				1Q20 Highlights

PROFITABILITY METRICS	1Q20	4Q19	1Q19

• Net income of $1,171 million and diluted earnings per
   common share of $0.72

• Return on average assets of 0.95% and return on average
   common equity of 9.7%

• Net revenue of $5,772 million, including $3,247 million
   of net interest income and $2,525 million of noninterest
   income

• Noninterest income growth of 10.2% year-over-year

• Average total loans grew 0.9% on a linked quarter basis
   and 4.0% year-over-year

• Average total deposits grew 1.8% on a linked quarter
   basis and 8.2% year-over-year

• Nonperforming assets decreased 5.9% year-over-year;
   but, increased 14.1% since December 31, 2019

• Provision for credit losses of $993 million increasing
   allowance for credit losses by $600 million reflecting the current economic environment

Return on average assets (%)	.95	1.21	1.49
Return on average common equity (%)	9.7	11.8	14.3
Return on tangible common equity (%) (a)	12.6	15.2	18.4
Net interest margin (%)	2.91	2.92	3.16
Efficiency ratio (%) (a)	58.0	60.3	55.4
INCOME STATEMENT (b)	1Q20	4Q19	1Q19
Net interest income (taxable-equivalent basis)	$3,247	$3,231	$3,286
Noninterest income	$2,525	$2,436	$2,291
Net income attributable to U.S. Bancorp	$1,171	$1,486	$1,699
Diluted earnings per common share	$.72	$.90	$1.00
Dividends declared per common share	$.42	$.42	$.37
BALANCE SHEET (b)	1Q20	4Q19	1Q19
Average total loans	$297,657	$294,865	$286,110
Average total deposits	$362,804	$356,452	$335,366
Net charge-off ratio	.53%	.52%	.52%
Book value per common share (period end)	$30.24	$29.90	$28.81
Basel III standardized CET1 (c)	9.0%	9.1%	9.3%
(a) See Non-GAAP Financial Measures reconciliation on page 17
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

CEO Commentary

“I’d like to start off by thanking our employees across this company for their hard work and dedication during this difficult time. The economic fallout from the COVID-19 pandemic is causing financial hardship to many in this country. We are intently focused on doing what we can for our customers, communities and employees as they grapple with their unique situations. Our capital and liquidity positions are strong, and we stand ready to help businesses access programs like the Paycheck Protection Program and Main Street Lending Program. We’ve introduced several changes to allow impacted customers forbearance or other payment relief and pricing flexibility on our products and services to make them more affordable and accessible to customers who may be experiencing financial stress. We’ve announced a number of initiatives, including new investments, to help our communities to continue supporting individuals and families. We manage this company for the long term and our strong balance sheet, our diverse businesses and our culture will help us manage through this challenging time and I have no doubt we will emerge stronger on the other side of the pandemic, proving to be a reliable partner to customers in helping them achieve their financial goals.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

Supporting Customers

U.S. Bank has been engaging with customers across all lines of business as the world continues to battle COVID-19. To date, nearly 102 thousand accounts and over $5.7 billion in loans have been modified in addition to draw downs of approximately $22 billion in support of our customers in these extreme economic times. U.S. Bank is also participating in programs such as the Paycheck Protection Program stemming from the CARES Act passed by Congress as a stimulus response to the potential economic impacts of COVID-19.

Investing in Community Recovery

U.S. Bank recently announced a $30 million commitment to support COVID-19 relief efforts in communities around the country, offering immediate relief to national organizations focused on small business recovery and long-term recovery efforts to local nonprofits that support individuals and families with financial education, affordable housing, and work assistance.

Supporting Employees

U.S. Bank announced a premium pay program providing a temporary 20% wage increase to more than 30,000 critical employees at branches, operations centers, and critical service locations. In addition, U.S. Bank is providing additional time off for employees affected by COVID-19. U.S. Bank is continuing to take steps to further protect the safety of employees and customers, such as temporarily adjusting branch operations, decreasing lobby usage, encouraging drive through use, and consolidating operations.

Strategic Alliance with State Farm

U.S. Bank recently announced a strategic alliance with State Farm, America’s largest property and casualty insurance provider, whereby U.S. Bank will assume State Farm Bank’s existing deposit and credit card accounts and State Farm agents will have the unique opportunity and tools to introduce U.S. Bank deposit products and co-branded credit cards to State Farm customers, offering them new, easy ways to manage their banking needs.

        Investor contact: Jennifer Thompson, 612.303.0778 | Media contact: David Palombi, 612.303.3167

U.S. Bancorp First Quarter 2020 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	1Q 2020	4Q 2019	1Q 2019	1Q20 vs 4Q19	1Q20 vs 1Q19
Net interest income	$3,223	$3,207	$3,259	.5	(1.1)
Taxable-equivalent adjustment	24	24	27	--	(11.1)
Net interest income (taxable-equivalent basis)	3,247	3,231	3,286	.5	(1.2)
Noninterest income	2,525	2,436	2,291	3.7	10.2
Total net revenue	5,772	5,667	5,577	1.9	3.5
Noninterest expense	3,316	3,401	3,087	(2.5)	7.4
Income before provision and income taxes	2,456	2,266	2,490	8.4	(1.4)
Provision for credit losses	993	395	377	nm	nm
Income before taxes	1,463	1,871	2,113	(21.8)	(30.8)
Income taxes and taxable-equivalent adjustment	284	378	405	(24.9)	(29.9)
Net income	1,179	1,493	1,708	(21.0)	(31.0)
Net (income) loss attributable to noncontrolling interests	(8)	(7)	(9)	(14.3)	11.1
Net income attributable to U.S. Bancorp	$1,171	$1,486	$1,699	(21.2)	(31.1)
Net income applicable to U.S. Bancorp common shareholders	$1,088	$1,408	$1,613	(22.7)	(32.5)
Diluted earnings per common share	$.72	$.90	$1.00	(20.0)	(28.0)

Net income attributable to U.S. Bancorp was $1,171 million for the first quarter of 2020, which was 31.1 percent lower than the $1,699 million for the first quarter of 2019, and 21.2 percent lower than the $1,486 million for the fourth quarter of 2019. Diluted earnings per common share were $0.72 in the first quarter of 2020, compared with $1.00 in the first quarter of 2019 and $0.90 in the fourth quarter of 2019. During a challenging period adversely impacted by the COVID-19 pandemic, the Company’s diversified business mitigated the potential loss of revenue and supported a provision for credit losses of $993 million resulting in a $600 million increase in the allowance for credit losses in the first quarter of 2020. The fourth quarter of 2019 included $(0.18) per diluted common share of notable items related to restructuring charges including severance and certain asset impairments, and increased derivative liability related to Visa shares previously sold by the Company.

The decrease in net income year-over-year was primarily due to an increase in the provision for credit losses driven by deteriorating economic conditions caused by the impact of COVID-19 on the U.S. and global economies. During the quarter, the Company effectively managed its liquidity position while funding significant loan growth late in the first quarter of 2020. While the Company expanded its cash balances, the net interest margin was relatively stable. Net interest income decreased 1.1 percent (1.2 percent on a taxable-equivalent basis), mainly a result of the impact of the yield curve due to declining interest rates, partially offset by deposit and funding mix, loan growth and one additional day in the first quarter of 2020. Noninterest income increased 10.2 percent compared with a year ago, driven by significant growth in mortgage banking revenue due to refinancing activities as well as strong growth in trust and investment management fees, and commercial products revenue. Growth in these fee categories was partially offset by a decline in payment services revenue as consumer and commercial spending declined dramatically during the last several weeks of the first quarter of 2020. Additionally, other noninterest income declined on a year-over-year basis. Noninterest expense increased 7.4 percent reflecting $100 million of costs related to COVID-19 and revenue-related production expenses that are reflected in the first quarter of 2020. Additionally, noninterest expense reflected an increase in personnel and technology and communications expense related to developing digital capabilities and related business investment, partially offset by lower marketing and business development expense.

U.S. Bancorp First Quarter 2020 Results

Net income decreased on a linked quarter basis primarily due to an increase in the provision for credit losses due to the current economic environment. The Company’s pre-provision income increased 8.4 percent driven by higher total net revenue of 1.9 percent and a decrease in noninterest expense of 2.5 percent on a linked quarter basis. Net interest income increased 0.5 percent primarily due to loan growth and a relatively stable net interest margin, partially offset by one less day in the quarter. The net interest margin declined by one basis point reflecting the lower yield curve and approximately 5 basis points of drag related to increasing the liquidity position offset by the impact of reducing rates on deposits, funding mix and the benefit of wider credit spreads related to LIBOR-based loans during the quarter. Excluding the notable item in the fourth quarter of 2019, noninterest income decreased 2.0 percent compared with the fourth quarter of 2019 driven by lower payment services revenue, trust and investment management fees, deposit service charges, and other noninterest income, partially offset by higher commercial products revenue and mortgage banking revenue. Excluding the notable items in the fourth quarter of 2019, noninterest expense increased 3.6 percent primarily driven by costs related to COVID-19, higher personnel costs and other noninterest expense, including production-related expenses, partially offset by lower professional services expense and marketing and business development expense.

U.S. Bancorp First Quarter 2020 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	1Q 2020	4Q 2019	1Q 2019	1Q20 vs 4Q19	1Q20 vs 1Q19
Components of net interest income
Income on earning assets	$4,142	$4,281	$4,381	$(139)	$(239)
Expense on interest-bearing liabilities	895	1,050	1,095	(155)	(200)
Net interest income	$3,247	$3,231	$3,286	$16	$(39)

Average yields and rates paid
Earning assets yield	3.71%	3.87%	4.22%	(.16)%	(.51)%
Rate paid on interest-bearing liabilities	1.02	1.22	1.38	(.20)	(.36)
Gross interest margin	2.69%	2.65%	2.84%	.04%	(.15)%
Net interest margin	2.91%	2.92%	3.16%	(.01)%	(.25)%

Average balances
Investment securities (a)	$120,843	$121,668	$114,179	$(825)	$6,664
Loans	297,657	294,865	286,110	2,792	11,547
Earning assets	447,722	439,770	419,494	7,952	28,228
Interest-bearing liabilities	352,761	341,848	322,156	10,913	30,605

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the first quarter of 2020 was $3,247 million, a decrease of $39 million (1.2 percent) compared with the first quarter of 2019. The decrease was principally driven by the impact on the yield curve of declining interest rates on earning assets, partially offset by deposit and funding mix, loan growth, and one additional day in the first quarter of 2020. Average earning assets were $28.2 billion (6.7 percent) higher than the first quarter of 2019, reflecting increases of $11.5 billion (4.0 percent) in average total loans, $6.7 billion (5.8 percent) in average investment securities, and $7.4 billion (43.3 percent) in average other earning assets.

Net interest income on a taxable-equivalent basis increased $16 million (0.5 percent) on a linked quarter basis primarily driven by loan growth, the impact of reducing interest rates on deposits, and funding mix, partially offset by lower yields on earning assets and one less day in the first quarter of 2020. Average earning assets were $8.0 billion (1.8 percent) higher on a linked quarter basis, reflecting increases of $2.8 billion (0.9 percent) in average total loans and $6.5 billion (36.2 percent) in average other earning assets. Average investment securities decreased $825 million (0.7 percent).

The net interest margin in the first quarter of 2020 was 2.91 percent, compared with 3.16 percent in the first quarter of 2019 and 2.92 percent in the fourth quarter of 2019. The decrease in the net interest margin year-over-year was primarily due to the impact of declining interest rates and a lower yield curve, partially offset by deposit and funding mix. The decrease in net interest margin on a linked quarter basis reflects the impact of lower interest rates and the flatter yield curve and approximately 5 basis points of drag due to higher cash balances offsetting the beneficial rate mix on loans and deposit funding as well as the benefit of wider credit spreads related to LIBOR-based loans during the quarter.

The increase in average investment securities in the first quarter of 2020 compared with the first quarter of 2019 was primarily due to purchases of mortgage-backed securities, net of prepayments and maturities. The decrease in average investment securities in the first quarter of 2020 compared with the fourth quarter of 2019 was due to sales, prepayments and maturities of mortgage backed securities and Treasuries, partially offset by purchases of mortgage backed securities.

U.S. Bancorp First Quarter 2020 Results

AVERAGE LOANS
($ in millions)				Percent Change
	1Q 2020	4Q 2019	1Q 2019	1Q20 vs 4Q19	1Q20 vs 1Q19

Commercial	$100,329	$98,362	$96,447	2.0	4.0
Lease financing	5,658	5,549	5,513	2.0	2.6
Total commercial	105,987	103,911	101,960	2.0	3.9

Commercial mortgages	29,523	29,133	28,459	1.3	3.7
Construction and development	10,555	10,589	11,011	(.3)	(4.1)
Total commercial real estate	40,078	39,722	39,470	.9	1.5

Residential mortgages	70,892	69,909	65,582	1.4	8.1

Credit card	23,836	24,107	22,597	(1.1)	5.5

Retail leasing	8,474	8,486	8,586	(.1)	(1.3)
Home equity and second mortgages	14,838	15,221	15,993	(2.5)	(7.2)
Other	33,552	33,509	31,922	.1	5.1
Total other retail	56,864	57,216	56,501	(.6)	.6

Total loans	$297,657	$294,865	$286,110	.9	4.0

Average total loans for the first quarter of 2020 were $11.5 billion (4.0 percent) higher than the first quarter of 2019. The increase was primarily due to higher total commercial loans (3.9 percent), as business customers utilized bank credit facilities to fund business growth and support liquidity requirements, along with growth in residential mortgages (8.1 percent) given the lower interest rate environment. Credit card loans increased (5.5 percent) reflecting consumer spending throughout most of 2019, while total other retail loans were higher (0.6 percent) primarily related to high credit quality vehicle lending activities.

Average total loans were $2.8 billion (0.9 percent) higher than the fourth quarter of 2019 primarily driven by growth in total commercial loans (2.0 percent) and residential mortgages (1.4 percent), partially offset by lower credit card loans (1.1 percent) and total other retail loans (0.6 percent). Commercial lending increased significantly in the second half of the first quarter of 2020 as companies utilized existing credit facilities to strengthen their balance sheet liquidity given the current economic environment related to COVID-19.

U.S. Bancorp First Quarter 2020 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	1Q 2020	4Q 2019	1Q 2019	1Q20 vs 4Q19	1Q20 vs 1Q19

Noninterest-bearing deposits	$74,142	$74,313	$73,433	(.2)	1.0
Interest-bearing savings deposits
Interest checking	77,359	75,563	72,177	2.4	7.2
Money market savings	121,946	116,619	99,432	4.6	22.6
Savings accounts	48,048	46,945	45,216	2.3	6.3
Total savings deposits	247,353	239,127	216,825	3.4	14.1
Time deposits	41,309	43,012	45,108	(4.0)	(8.4)
Total interest-bearing deposits	288,662	282,139	261,933	2.3	10.2

Total deposits	$362,804	$356,452	$335,366	1.8	8.2

Average total deposits for the first quarter of 2020 were $27.4 billion (8.2 percent) higher than the first quarter of 2019. Average noninterest-bearing deposits increased $709 million (1.0 percent). Average total savings deposits were $30.5 billion (14.1 percent) higher year-over-year driven by Wealth Management and Investment Services, Corporate and Commercial Banking and Consumer and Business Banking. Average time deposits were $3.8 billion (8.4 percent) lower than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $6.4 billion (1.8 percent) from the fourth quarter of 2019. On a linked quarter basis, average noninterest-bearing deposits decreased $171 million (0.2 percent). Average total savings deposits increased $8.2 billion (3.4 percent) on a linked quarter basis primarily due to increases in Wealth Management and Investment Services, Corporate and Commercial Banking, and Consumer and Business Banking. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, decreased $1.7 billion (4.0 percent) on a linked quarter basis.

U.S. Bancorp First Quarter 2020 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	1Q 2020	4Q 2019	1Q 2019	1Q20 vs 4Q19	1Q20 vs 1Q19

Credit and debit card revenue	$304	$378	$304	(19.6)	--
Corporate payment products revenue	145	158	162	(8.2)	(10.5)
Merchant processing services	337	409	378	(17.6)	(10.8)
Trust and investment management fees	427	438	399	(2.5)	7.0
Deposit service charges	209	231	217	(9.5)	(3.7)
Treasury management fees	143	140	146	2.1	(2.1)
Commercial products revenue	246	226	219	8.8	12.3
Mortgage banking revenue	395	244	169	61.9	nm
Investment products fees	49	48	45	2.1	8.9
Securities gains (losses), net	50	26	5	92.3	nm
Other	220	138	247	59.4	(10.9)

Total noninterest income	$2,525	$2,436	$2,291	3.7	10.2

First quarter noninterest income of $2,525 million was $234 million (10.2 percent) higher than the first quarter of 2019 reflecting higher trust and investment management fees, commercial products revenue, and mortgage banking revenue, partially offset by lower payment services revenue and other noninterest income. Trust and investment management fees increased $28 million (7.0 percent) driven by business growth and favorable market conditions over the past year. The impact of recent declines in the equities markets will negatively impact this fee category in future quarters. Commercial products revenue increased $27 million (12.3 percent) primarily due to higher corporate bond fees and trading revenue, partially offset by credit valuation losses related to the customer derivatives portfolio. Mortgage banking revenue increased $226 million due to higher mortgage production and stronger gain on sale margins, partially offset by changes in the valuation of mortgage servicing rights, net of hedging activities. Partially offsetting these increases, payment services revenue decreased $58 million (6.9 percent) reflecting lower corporate payment products revenue of $17 million (10.5 percent) and lower merchant processing services revenue of $41 million (10.8 percent) driven by lower sales volume, particularly in March, due to the worldwide impact of the COVID-19 pandemic on consumer and business spending. Other noninterest income decreased $27 million (10.9 percent) due to lower equity investment income and tax-advantaged investment syndication revenue, partially offset by gains on sale of certain businesses in the first quarter of 2020.

Noninterest income was $89 million (3.7 percent) higher in the first quarter of 2020 compared with the fourth quarter of 2019. In the fourth quarter of 2019, other noninterest income included a valuation charge of $140 million for a derivative liability related to Visa shares previously sold by the Company. Excluding that fourth quarter notable item, first quarter of 2020 noninterest income was $51 million (2.0 percent) lower than the fourth quarter of 2019, reflecting lower payment services revenue, trust and investment management fees, deposit service charges, and other noninterest income, partially offset by higher commercial products revenue and mortgage banking revenue. Payment services revenue decreased $159 million (16.8 percent) compared with the fourth quarter of 2019 driven by lower credit and debit card revenue of $74 million (19.6 percent), lower corporate payment products revenue of $13 million (8.2 percent), and lower merchant processing services revenue of $72 million (17.6 percent) due to seasonally lower sales volume and the worldwide impact of the COVID-19 pandemic on spending. Trust and investment management fees decreased $11 million (2.5 percent) driven by billing cycle timing along with unfavorable market conditions in the quarter. Deposit service charges decreased $22 million (9.5 percent) primarily due to seasonality. Other noninterest income decreased $58 million (20.9 percent) driven by higher equity investment income in the fourth quarter of 2019, partially offset by the gains on sales of certain businesses in the first quarter of 2020. Partially offsetting these decreases, commercial products revenue increased $20 million (8.8 percent) on a linked quarter basis due to higher corporate bond fees and trading revenue, partially offset by credit valuation losses. Mortgage banking revenue increased $151 million (61.9 percent) due to higher production volume and related gain on sale margins, as well as the favorable net impact in the change in fair values of mortgage servicing rights and related hedging activities.

U.S. Bancorp First Quarter 2020 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	1Q	4Q	1Q	1Q20 vs	1Q20 vs
	2020	2019	2019	4Q19	1Q19

Compensation	$1,620	$1,597	$1,559	1.4	3.9
Employee benefits	352	315	333	11.7	5.7
Net occupancy and equipment	276	286	277	(3.5)	(.4)
Professional services	99	139	95	(28.8)	4.2
Marketing and business development	74	117	89	(36.8)	(16.9)
Technology and communications	289	291	257	(.7)	12.5
Postage, printing and supplies	72	71	72	1.4	--
Other intangibles	42	44	40	(4.5)	5.0
Other	492	541	365	(9.1)	34.8

Total noninterest expense	$3,316	$3,401	$3,087	(2.5)	7.4

First quarter noninterest expense of $3,316 million was $229 million (7.4 percent) higher than the first quarter of 2019 driven by incremental costs related to COVID-19 of approximately $100 million, revenue-related expenses due to higher mortgage production and capital markets activities of approximately $49 million and business investments, including in digital capabilities. The categories of expense impacted include higher personnel expense, technology and communications expense, and other noninterest expense, partially offset by lower marketing and business development expense. Compensation expense increased $61 million (3.9 percent) compared with the first quarter of 2019 due to merit, variable compensation related to business production in mortgage banking and fixed income capital markets, and one additional work day in the first quarter of 2020. Employee benefits expense increased $19 million (5.7 percent) primarily due to higher pension costs compared with a year ago and payroll taxes related to compensation increases. Technology and communications expense increased $32 million (12.5 percent) primarily due to capital expenditures supporting business growth. Other noninterest expense increased $127 million (34.8 percent) which reflected $100 million of expenses related to COVID-19 including increased liabilities driven by future delivery exposure related to merchant and airline processing, partially offset by lower costs related to tax-advantaged projects in the first quarter of 2020. These increases within expense categories were partly offset by lower marketing and business development expense of $15 million (16.9 percent) due to the timing of marketing campaigns.

Noninterest expense decreased $85 million (2.5 percent) on a linked quarter basis. Included in the fourth quarter of 2019 were notable items related to severance charges and other accruals of $200 million. Excluding the impact of the prior quarter notable items, first quarter noninterest expense increased $115 million (3.6 percent) primarily due to higher personnel costs and other noninterest expense, partially offset by lower professional services expense and marketing and business development expense. Compensation expense increased $23 million (1.4 percent) primarily due to the first quarter impacts of merit and stock-based compensation as well as revenue-related expenses. Employee benefits expense increased $37 million (11.7 percent) primarily due to seasonally higher payroll taxes. Other noninterest expense increased $151 million (44.3 percent) due to expenses related to COVID-19 including liabilities driven by future delivery exposures related to merchant and airline processing, partially offset by lower costs related to tax-advantaged projects. These increases were partly offset by lower professional services expense of $40 million (28.8 percent) due to a seasonal reduction in spending and lower marketing and business development expense of $43 million (36.8 percent) due to the timing of marketing campaigns and a reduction in travel.

Provision for Income Taxes

The provision for income taxes for the first quarter of 2020 resulted in a tax rate of 19.4 percent on a taxable-equivalent basis (effective tax rate of 18.1 percent), compared with 19.2 percent on a taxable-equivalent basis (effective tax rate of 18.1 percent) in the first quarter of 2019, and a tax rate of 20.2 percent on a taxable-equivalent basis (effective tax rate of 19.2 percent) in the fourth quarter of 2019.

U.S. Bancorp First Quarter 2020 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	1Q		4Q		3Q		2Q		1Q
	2020	% (a)	2019	% (a)	2019	% (a)	2019	% (a)	2019	% (a)
Balance, beginning of period	$4,491		$4,481		$4,466		$4,451		$4,441
Change in accounting principle (b)	1,499		--		--		--		--
Net charge-offs
Commercial	69	.28	74	.30	72	.29	56	.23	71	.30

Lease financing	5	.36	4	.29	3	.22	3	.22	2	.15
Total commercial	74	.28	78	.30	75	.29	59	.23	73	.29
Commercial mortgages	(1)	(.01)	7	.10	3	.04	2	.03	--	--
Construction and development	(1)	(.04)	--	--	3	.11	(1)	(.04)	--	--

Total commercial real estate	(2)	(.02)	7	.07	6	.06	1	.01	--	--

Residential mortgages	1	.01	(1)	(.01)	(3)	(.02)	4	.02	3	.02

Credit card	234	3.95	230	3.79	211	3.53	227	3.99	225	4.04

Retail leasing (c)	19	.90	4	.19	3	.14	2	.09	4	.19
Home equity and second mortgages	1	.03	--	--	(1)	(.03)	(1)	(.03)	(1)	(.03)
Other	66	.79	67	.79	61	.72	58	.71	63	.80

Total other retail	86	.61	71	.49	63	.43	59	.42	66	.47

Total net charge-offs	393	.53	385	.52	352	.48	350	.49	367	.52
Provision for credit losses	993		395		367		365		377

Balance, end of period	$6,590		$4,491		$4,481		$4,466		$4,451

Components
Allowance for loan losses	$6,216		$4,020		$4,007		$4,019		$3,990
Liability for unfunded credit commitments	374		471		474		447		461

Total allowance for credit losses	$6,590		$4,491		$4,481		$4,466		$4,451

Gross charge-offs	$491		$479		$451		$464		$473
Gross recoveries	$98		$94		$99		$114		$106

Allowance for credit losses as a percentage of
Period-end loans	2.07		1.52		1.52		1.53		1.55
Nonperforming loans	809		649		541		556		519
Nonperforming assets	697		542		458		469		443

(a)  Annualized and calculated on average loan balances

(b)  Effective January 1, 2020, the Company adopted accounting guidance which changed impairment recognition of financial instruments to a model that is based on expected losses rather than incurred losses.

(c)   Includes end of term losses on residual lease values as of January 1, 2020

U.S. Bancorp First Quarter 2020 Results

During the first quarter of 2020, credit losses and nonperforming assets showed modest increases given the current economic conditions. The Company’s provision for credit losses for the first quarter of 2020 was $993 million, which was $598 million higher than the prior quarter and $616 million higher than the first quarter of 2019. The increases reflect the adoption of accounting guidance during the first quarter of 2020 which changed impairment recognition of financial instruments to a methodology based on expected losses rather than incurred losses. Utilizing this methodology, the Company recognized a $600 million increase in the allowance for credit losses during the quarter due to deteriorating economic conditions driven by the impact of COVID-19 on the U.S. and global economies. Expected loss estimates consider both the decrease in economic activity, and the mitigating effects of government stimulus and industrywide loan modification efforts designed to limit long term effects of the pandemic event. The increase in the allowance estimates the impact of slower economic growth and higher unemployment, partially offset by the benefits of government stimulus programs.

Total net charge-offs in the first quarter of 2020 were $393 million, compared with $385 million in the fourth quarter of 2019, and $367 million in the first quarter of 2019. The net charge-off ratio was 0.53 percent in the first quarter of 2020, compared with 0.52 percent in both the fourth quarter of 2019 and in the first quarter of 2019. Net charge-offs increased $8 million (2.1 percent) compared with the fourth quarter of 2019 mainly due to higher retail leasing and credit card net charge-offs, partially offset by lower total commercial and total commercial real estate net charge-offs. Net charge-offs increased $26 million (7.1 percent) compared with the first quarter of 2019 primarily due to higher retail leasing and credit card net charge-offs. The increase in retail leasing charge-offs reflects the inclusion of end of term losses on residual lease values as of January 1, 2020.

The allowance for credit losses was $6,590 million at March 31, 2020, compared with $4,491 million at December 31, 2019, and $4,451 million at March 31, 2019. The increase from the prior periods was primarily due to the impact of the change in accounting principle on January 1, 2020, which added $1.5 billion to the allowance for credit losses as well as the reserve build related to the potential economic impact of COVID-19. The ratio of the allowance for credit losses to period-end loans was 2.07 percent at March 31, 2020, compared with 1.52 percent at December 31, 2019, and 1.55 percent at March 31, 2019. The ratio of the allowance for credit losses to nonperforming loans was 809 percent at March 31, 2020, compared with 649 percent at December 31, 2019, and 519 percent at March 31, 2019.

Nonperforming assets were $946 million at March 31, 2020, compared with $829 million at December 31, 2019, and $1,005 million at March 31, 2019. The ratio of nonperforming assets to loans and other real estate was 0.30 percent at March 31, 2020, compared with 0.28 percent at December 31, 2019, and 0.35 percent at March 31, 2019. The year-over-year decrease in nonperforming assets was driven by improvements in nonperforming residential mortgages, total commercial real estate loans, other retail loans, and other real estate owned, partially offset by an increase in nonperforming total commercial loans. Accruing loans 90 days or more past due were $579 million at March 31, 2020, compared with $605 million at December 31, 2019, and $595 million at March 31, 2019. The Company expects credit losses and nonperforming assets to increase given current economic conditions.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2020	2019	2019	2019	2019

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.06	.08	.10	.26	.07
Commercial real estate	--	.01	.01	--	.01
Residential mortgages	.15	.17	.17	.17	.18
Credit card	1.29	1.23	1.16	1.14	1.29
Other retail	.17	.17	.18	.17	.19
Total loans	.18	.20	.20	.26	.21

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.31	.27	.40	.53	.34
Commercial real estate	.25	.21	.23	.24	.33
Residential mortgages	.49	.51	.53	.55	.62
Credit card	1.29	1.23	1.16	1.14	1.29
Other retail	.45	.46	.47	.47	.49
Total loans	.44	.44	.49	.53	.51

U.S. Bancorp First Quarter 2020 Results

ASSET QUALITY (a)
($ in millions)
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2020	2019	2019	2019	2019
Nonperforming loans
Commercial	$276	$172	$290	$254	$247
Lease financing	33	32	29	25	24
Total commercial	309	204	319	279	271
Commercial mortgages	89	74	82	81	79
Construction and development	12	8	7	11	48
Total commercial real estate	101	82	89	92	127
Residential mortgages	243	241	251	263	287
Credit card	--	--	--	--	--
Other retail	162	165	170	169	173

Total nonperforming loans	815	692	829	803	858

Other real estate	70	78	84	88	93

Other nonperforming assets	61	59	66	62	54

Total nonperforming assets	$946	$829	$979	$953	$1,005
Accruing loans 90 days or more past due	$579	$605	$600	$752	$595

Performing restructured loans, excluding GNMA	$2,080	$2,129	$2,145	$2,142	$2,173

Performing restructured GNMA	$1,619	$1,622	$1,690	$1,598	$1,578

Nonperforming assets to loans plus ORE (%)	.30	.28	.33	.33	.35

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp First Quarter 2020 Results

COMMON SHARES
(Millions)	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019

Beginning shares outstanding	1,534	1,571	1,584	1,599	1,608
Shares issued for stock incentive plans, acquisitions and other corporate purposes	3	3	1	--	3
Shares repurchased	(31)	(40)	(14)	(15)	(12)
Ending shares outstanding	1,506	1,534	1,571	1,584	1,599

CAPITAL POSITION
($ in millions)	Mar 31 2020	Dec 31 2019	Sep 30 2019	Jun 30 2019	Mar 31 2019

Total U.S. Bancorp shareholders’ equity	$51,532	$51,853	$53,517	$52,913	$52,057

Basel III Standardized Approach (a)
Common equity tier 1 capital	$36,224	$35,713	$37,653	$36,909	$35,732
Tier 1 capital	42,651	41,721	43,667	42,923	41,748
Total risk-based capital	51,277	49,744	51,684	50,370	49,194

Common equity tier 1 capital ratio	9.0%	9.1%	9.6%	9.5%	9.3%
Tier 1 capital ratio	10.5	10.7	11.2	11.0	10.9
Total risk-based capital ratio	12.7	12.7	13.2	13.0	12.8
Leverage ratio	8.8	8.8	9.3	9.3	9.2

Tangible common equity to tangible assets (b)	6.7	7.5	8.0	7.9	7.9
Tangible common equity to risk-weighted assets (b)	8.9	9.3	9.7	9.7	9.5

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	8.6

(a) Calculated in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation at March 31, 2020

(b) See Non-GAAP Financial Measures reconciliation on page 17

Total U.S. Bancorp shareholders’ equity was $51.5 billion at March 31, 2020, compared with $51.9 billion at December 31, 2019, and $52.1 billion at March 31, 2019. The Company announced on March 15, 2020, that it will temporarily suspend its common stock repurchase program through the end of the second quarter of 2020. This action is being taken to support the efforts that the Federal Reserve is taking to moderate the impact of COVID-19 on the economy and global markets by maintaining strong capital levels and liquidity to support customers, employees and shareholders.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.0 percent at March 31, 2020, compared with 9.1 percent at December 31, 2019, and 9.3 percent at March 31, 2019. The Company’s common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 8.6 percent at March 31, 2020.

U.S. Bancorp First Quarter 2020 Results

Investor Conference Call

On Wednesday, April 15, 2020, at 8 a.m. CDT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chairman and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866.316.1409. Participants calling from outside the United States and Canada, please dial 706.634.9086. The conference ID number for all participants is 4785971. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CDT on Wednesday, April 15 and will be accessible until Wednesday, April 22 at 11:59 p.m. CDT. To access the recorded message within the United States and Canada, please dial 855.859.2056. If calling from outside the United States and Canada, please dial 404.537.3406 to access the recording. The conference ID is 4785971.

About U.S. Bancorp

U.S. Bancorp, with more than 70,000 employees and $543 billion in assets as of March 31, 2020, is the parent company of U.S. Bank National Association, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank one of the 2020 World’s Most Ethical Companies. Visit U.S. Bank at www.usbank.com or follow on social media to stay up to date with company news.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp First Quarter 2020 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology
•	Return on tangible common equity

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the first quarter of 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended March 31,
(Unaudited)	2020	2019
Interest Income
Loans	$3,311	$3,540
Loans held for sale	44	25
Investment securities	692	705
Other interest income	69	81
Total interest income	4,116	4,351
Interest Expense
Deposits	525	695
Short-term borrowings	71	93
Long-term debt	297	304
Total interest expense	893	1,092
Net interest income	3,223	3,259
Provision for credit losses	993	377
Net interest income after provision for credit losses	2,230	2,882
Noninterest Income
Credit and debit card revenue	304	304
Corporate payment products revenue	145	162
Merchant processing services	337	378
Trust and investment management fees	427	399
Deposit service charges	209	217
Treasury management fees	143	146
Commercial products revenue	246	219
Mortgage banking revenue	395	169
Investment products fees	49	45
Securities gains (losses), net	50	5
Other	220	247
Total noninterest income	2,525	2,291
Noninterest Expense
Compensation	1,620	1,559
Employee benefits	352	333
Net occupancy and equipment	276	277
Professional services	99	95
Marketing and business development	74	89
Technology and communications	289	257
Postage, printing and supplies	72	72
Other intangibles	42	40
Other	492	365
Total noninterest expense	3,316	3,087
Income before income taxes	1,439	2,086
Applicable income taxes	260	378
Net income	1,179	1,708
Net (income) loss attributable to noncontrolling interests	(8)	(9)
Net income attributable to U.S. Bancorp	$1,171	$1,699
Net income applicable to U.S. Bancorp common shareholders	$1,088	$1,613
Earnings per common share	$.72	$1.01
Diluted earnings per common share	$.72	$1.00
Dividends declared per common share	$.42	$.37
Average common shares outstanding	1,518	1,602
Average diluted common shares outstanding	1,519	1,605

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	March 31, 2020	December 31, 2019	March 31, 2019
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$46,805	$22,405	$18,115
Investment securities
Held-to-maturity	--	--	46,285
Available-for-sale	123,681	122,613	68,113
Loans held for sale	4,623	5,578	2,725
Loans
Commercial	126,317	103,863	103,069
Commercial real estate	40,980	39,746	39,421
Residential mortgages	71,175	70,586	66,243
Credit card	22,781	24,789	22,268
Other retail	57,052	57,118	56,698
Total loans	318,305	296,102	287,699
Less allowance for loan losses	(6,216)	(4,020)	(3,990)
Net loans	312,089	292,082	283,709
Premises and equipment	3,660	3,702	3,686
Goodwill	9,836	9,655	9,547
Other intangible assets	2,629	3,223	3,341
Other assets	39,586	36,168	40,254
Total assets	$542,909	$495,426	$475,775

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$91,432	$75,590	$74,587
Interest-bearing	303,422	286,326	273,500
Total deposits	394,854	361,916	348,087
Short-term borrowings	26,344	23,723	15,396
Long-term debt	52,298	40,167	40,680
Other liabilities	17,251	17,137	18,926
Total liabilities	490,747	442,943	423,089
Shareholders’ equity
Preferred stock	5,984	5,984	5,984
Common stock	21	21	21
Capital surplus	8,452	8,475	8,432
Retained earnings	62,544	63,186	60,092
Less treasury stock	(25,972)	(24,440)	(20,699)
Accumulated other comprehensive income (loss)	503	(1,373)	(1,773)
Total U.S. Bancorp shareholders’ equity	51,532	51,853	52,057
Noncontrolling interests	630	630	629
Total equity	52,162	52,483	52,686
Total liabilities and equity	$542,909	$495,426	$475,775

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total equity	$52,162	$52,483	$54,147	$53,540	$52,686
Preferred stock	(5,984)	(5,984)	(5,984)	(5,984)	(5,984)
Noncontrolling interests	(630)	(630)	(630)	(627)	(629)
Goodwill (net of deferred tax liability) (1)	(8,958)	(8,788)	(8,781)	(8,708)	(8,716)
Intangible assets, other than mortgage servicing rights	(742)	(677)	(687)	(703)	(685)
Tangible common equity (a)	35,848	36,404	38,065	37,518	36,672

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	36,224
Adjustments (2)	(1,377)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	34,847
Total assets	542,909	495,426	487,671	481,719	475,775
Goodwill (net of deferred tax liability) (1)	(8,958)	(8,788)	(8,781)	(8,708)	(8,716)

Intangible assets, other than mortgage servicing rights	(742)	(677)	(687)	(703)	(685)
Tangible assets (c)	533,209	485,961	478,203	472,308	466,374
Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company (d)	404,627 *	391,269	390,622	388,709	384,394
Adjustments (3)	(958)*

Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	403,669 *

Ratios*
Tangible common equity to tangible assets (a)/(c)	6.7%	7.5%	8.0%	7.9%	7.9%
Tangible common equity to risk-weighted assets (a)/(d)	8.9	9.3	9.7	9.7	9.5
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	8.6

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net income applicable to U.S. Bancorp common shareholders	$1,088	$1,408	$1,821	$1,741	$1,613
Intangibles amortization (net-of-tax)	33	35	33	33	32
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,121	1,443	1,854	1,774	1,645
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	4,509	5,725	7,356	7,115	6,671

Average total equity	51,776	53,777	53,921	53,066	52,218
Average preferred stock	(5,984)	(5,984)	(5,984)	(5,984)	(5,984)
Average noncontrolling interests	(630)	(630)	(629)	(628)	(629)
Average goodwill (net of deferred tax liability) (1)	(8,825)	(8,796)	(8,725)	(8,715)	(8,732)
Average intangible assets, other than mortgage servicing rights	(688)	(683)	(689)	(681)	(671)
Average tangible common equity (g)	35,649	37,684	37,894	37,058	36,202

Return on tangible common equity (f)/(g)	12.6%	15.2%	19.4%	19.2%	18.4%

Net interest income	$3,223	$3,207	$3,281	$3,305	$3,259
Taxable-equivalent adjustment (4)	24	24	25	27	27

Net interest income, on a taxable-equivalent basis	3,247	3,231	3,306	3,332	3,286

Net interest income, on a taxable-equivalent basis (as calculated above)	3,247	3,231	3,306	3,332	3,286
Noninterest income	2,525	2,436	2,614	2,490	2,291
Less: Securities gains (losses), net	50	26	25	17	5
Total net revenue, excluding net securities gains (losses) (h)	5,722	5,641	5,895	5,805	5,572

Noninterest expense (i)	3,316	3,401	3,144	3,153	3,087
Less: Intangible amortization	42	44	42	42	40
Noninterest expense, excluding intangible amortization (j)	3,274	3,357	3,102	3,111	3,047

Efficiency ratio (i)/(h)	58.0%	60.3%	53.3%	54.3%	55.4%
Tangible efficiency ratio (j)/(h)	57.2	59.5	52.6	53.6	54.7

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		1Q 2020
Business Line	1Q 2020	4Q 2019	1Q 2019	1Q20 vs 4Q19	1Q20 vs 1Q19	Earnings Composition
Corporate and Commercial Banking	$163	$396	$406	(58.8)	(59.9)	14	%
Consumer and Business Banking	620	551	581	12.5	6.7	53
Wealth Management and Investment Services	208	209	218	(.5)	(4.6)	18
Payment Services	313	389	322	(19.5)	(2.8)	27
Treasury and Corporate Support	(133)	(59)	172	nm	nm	(12)

Consolidated Company	$1,171	$1,486	$1,699	(21.2)	(31.1)	100	%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2020, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	1Q 2020	4Q 2019	1Q 2019	1Q20 vs 4Q19	1Q20 vs 1Q19
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$797	$782	$778	1.9	2.4
Noninterest income	274	200	208	37.0	31.7
Securities gains (losses), net	--	--	--	--	--
Total net revenue	1,071	982	986	9.1	8.6
Noninterest expense	429	410	420	4.6	2.1
Other intangibles	--	1	1	nm	nm
Total noninterest expense	429	411	421	4.4	1.9
Income before provision and taxes	642	571	565	12.4	13.6
Provision for credit losses	425	43	23	nm	nm
Income before income taxes	217	528	542	(58.9)	(60.0)
Income taxes and taxable-equivalent adjustment	54	132	136	(59.1)	(60.3)
Net income	163	396	406	(58.8)	(59.9)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--
Net income attributable to U.S. Bancorp	$163	$396	$406	(58.8)	(59.9)

Average Balance Sheet Data
Loans	$103,397	$99,822	$98,702	3.6	4.8
Other earning assets	4,555	3,926	3,168	16.0	43.8
Goodwill	1,647	1,647	1,647	--	--
Other intangible assets	7	7	9	--	(22.2)
Assets	115,404	110,400	107,338	4.5	7.5

Noninterest-bearing deposits	29,329	29,199	30,211	.4	(2.9)
Interest-bearing deposits	80,704	77,275	71,223	4.4	13.3
Total deposits	110,033	106,474	101,434	3.3	8.5

Total U.S. Bancorp shareholders’ equity	15,815	15,675	15,346	.9	3.1

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $163 million of the Company’s net income in the first quarter of 2020, compared with $406 million in the first quarter of 2019. Total net revenue increased $85 million (8.6 percent) due to an increase of $19 million (2.4 percent) in net interest income and an increase of $66 million (31.7 percent) in total noninterest income. Net interest income increased primarily due to loan and interest-bearing deposit growth, partially offset by lower noninterest bearing deposit balances compared with the prior year, loan mix, and lower spreads on loans, reflecting changing interest rates and a competitive marketplace. Total noninterest income increased year-over-year primarily due to higher capital markets and trading revenue as companies access the fixed income capital markets for bond issuances. Total noninterest expense was $8 million (1.9 percent) higher compared with a year ago primarily driven by higher variable compensation related to fixed income capital markets business production and higher salary expense due to merit and one additional day in the quarter, partially offset by lower loan costs. The provision for credit losses increased $402 million primarily due to an unfavorable change in the reserve allocation based on economic risks related to COVID-19 in the portfolio, partially offset by lower net charge-offs.

        3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	1Q 2020	4Q 2019	1Q 2019	1Q20 vs 4Q19	1Q20 vs 1Q19
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,541	$1,573	$1,581	(2.0)	(2.5)
Noninterest income	757	617	535	22.7	41.5
Securities gains (losses), net	--	--	--	--	--

Total net revenue	2,298	2,190	2,116	4.9	8.6
Noninterest expense	1,344	1,357	1,266	(1.0)	6.2
Other intangibles	4	5	5	(20.0)	(20.0)

Total noninterest expense	1,348	1,362	1,271	(1.0)	6.1

Income before provision and taxes	950	828	845	14.7	12.4
Provision for credit losses	123	93	70	32.3	75.7

Income before income taxes	827	735	775	12.5	6.7
Income taxes and taxable-equivalent adjustment	207	184	194	12.5	6.7

Net income	620	551	581	12.5	6.7
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--

Net income attributable to U.S. Bancorp	$620	$551	$581	12.5	6.7

Average Balance Sheet Data
Loans	$146,704	$146,835	$141,795	(.1)	3.5
Other earning assets	4,967	5,480	2,389	(9.4)	nm
Goodwill	3,475	3,475	3,475	--	--
Other intangible assets	2,405	2,435	2,882	(1.2)	(16.6)
Assets	161,750	162,440	154,720	(.4)	4.5

Noninterest-bearing deposits	27,986	29,185	26,574	(4.1)	5.3
Interest-bearing deposits	133,802	131,236	127,303	2.0	5.1

Total deposits	161,788	160,421	153,877	.9	5.1

Total U.S. Bancorp shareholders’ equity	14,929	15,165	14,998	(1.6)	(.5)

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $620 million of the Company’s net income in the first quarter of 2020, compared with $581 million in the first quarter of 2019. Total net revenue increased $182 million (8.6 percent) reflecting a decrease in net interest income of $40 million (2.5 percent) and an increase of $222 million (41.5 percent) in total noninterest income. Net interest income decreased primarily due to the impact of declining interest rates on deposit spreads, partially offset by growth in noninterest-bearing and interest-bearing deposit balances as well as one additional day in the first quarter of 2020. Total noninterest income increased primarily due to higher mortgage banking revenue driven by mortgage production and stronger gain on sale margins, partially offset by changes in the valuation of mortgage servicing rights, net of hedging activities. Total noninterest expense in the first quarter of 2020 increased $77 million (6.1 percent) primarily due to higher net shared services expense, reflecting the impact of investment in infrastructure supporting business growth and costs to manage the business, higher variable compensation related to mortgage banking business production, and higher loan costs. The provision for credit losses increased $53 million (75.7 percent) primarily due to an unfavorable change in the reserve allocation and higher net charge-offs in line with portfolio growth.

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WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	1Q 2020	4Q 2019	1Q 2019	1Q20 vs 4Q19	1Q20 vs 1Q19
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$283	$276	$293	2.5	(3.4)
Noninterest income	464	472	430	(1.7)	7.9
Securities gains (losses), net	--	--	--	--	--
Total net revenue	747	748	723	(.1)	3.3
Noninterest expense	444	468	432	(5.1)	2.8
Other intangibles	3	4	3	(25.0)	--
Total noninterest expense	447	472	435	(5.3)	2.8
Income before provision and taxes	300	276	288	8.7	4.2
Provision for credit losses	23	(3)	(3)	nm	nm
Income before income taxes	277	279	291	(.7)	(4.8)
Income taxes and taxable-equivalent adjustment	69	70	73	(1.4)	(5.5)
Net income	208	209	218	(.5)	(4.6)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--
Net income attributable to U.S. Bancorp	$208	$209	$218	(.5)	(4.6)

Average Balance Sheet Data
Loans	$10,594	$10,335	$9,818	2.5	7.9
Other earning assets	281	277	245	1.4	14.7
Goodwill	1,617	1,617	1,617	--	--
Other intangible assets	44	46	54	(4.3)	(18.5)
Assets	13,936	13,409	13,183	3.9	5.7

Noninterest-bearing deposits	13,184	12,354	13,275	6.7	(.7)
Interest-bearing deposits	68,702	66,553	54,135	3.2	26.9
Total deposits	81,886	78,907	67,410	3.8	21.5

Total U.S. Bancorp shareholders’ equity	2,465	2,433	2,442	1.3	.9

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services contributed $208 million of the Company’s net income in the first quarter of 2020, compared with $218 million in the first quarter of 2019. Total net revenue increased $24 million (3.3 percent) year-over-year reflecting a decrease in net interest income of $10 million (3.4 percent) and an increase of $34 million (7.9 percent) in noninterest income. Net interest income decreased year-over-year primarily due to funding mix, partially offset by the impact of higher interest-bearing deposit balances. Total noninterest income increased primarily due to the impact of favorable market conditions and business growth on trust and investment management fees and investment product fees. Total noninterest expense increased $12 million (2.8 percent) compared with the first quarter of 2019 reflecting increased net shared services expense due to technology development and higher compensation expense due to the impact of merit increases, increased staffing, an increase in medical costs, and one additional work day in first quarter of 2020, partially offset by lower corporate plan incentives and a favorable litigation settlement. The provision for credit losses increased $26 million reflecting an unfavorable change in the reserve allocation.

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PAYMENT SERVICES (a)
($ in millions)				Percent Change
	1Q 2020	4Q 2019	1Q 2019	1Q20 vs 4Q19	1Q20 vs 1Q19
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$652	$639	$617	2.0	5.7
Noninterest income	794	949	851	(16.3)	(6.7)
Securities gains (losses), net	--	--	--	--	--

Total net revenue	1,446	1,588	1,468	(8.9)	(1.5)
Noninterest expense	731	767	722	(4.7)	1.2
Other intangibles	35	34	31	2.9	12.9

Total noninterest expense	766	801	753	(4.4)	1.7

Income before provision and taxes	680	787	715	(13.6)	(4.9)
Provision for credit losses	262	268	286	(2.2)	(8.4)

Income before income taxes	418	519	429	(19.5)	(2.6)
Income taxes and taxable-equivalent adjustment	105	130	107	(19.2)	(1.9)

Net income	313	389	322	(19.5)	(2.8)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--

Net income attributable to U.S. Bancorp	$313	$389	$322	(19.5)	(2.8)

Average Balance Sheet Data
Loans	$33,688	$34,500	$32,414	(2.4)	3.9
Other earning assets	399	276	448	44.6	(10.9)
Goodwill	2,811	2,810	2,814	--	(.1)
Other intangible assets	535	546	513	(2.0)	4.3
Assets	38,562	40,562	38,615	(4.9)	(.1)

Noninterest-bearing deposits	1,402	1,312	1,157	6.9	21.2
Interest-bearing deposits	114	115	111	(.9)	2.7

Total deposits	1,516	1,427	1,268	6.2	19.6
Total U.S. Bancorp shareholders’ equity	6,081	6,166	5,974	(1.4)	1.8
(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $313 million of the Company’s net income in the first quarter of 2020, compared with $322 million in the first quarter of 2019. Total net revenue decreased $22 million (1.5 percent) due to an increase of $35 million (5.7 percent) in net interest income and a decrease of $57 million (6.7 percent) in total noninterest income. Net interest income increased primarily due to loan growth and higher loan fees as well as one additional day in the quarter in 2020, partially offset by compression on loan rates. Total noninterest income decreased year-over-year mainly due to the impacts of COVID-19 on spend volume in all payments businesses including merchant processing services and corporate payment products. Total noninterest expense increased $13 million (1.7 percent) over the first quarter of 2019 reflecting higher merchant provisions due in part to COVID-related chargebacks and higher software expense due to capital expenditures and acquisitions. These increases were partly offset by lower compensation expense, reflecting lower variable compensation, partly offset by merit increases, increased staffing, and one additional work day in first quarter of 2020. The provision for credit losses decreased $24 million (8.4 percent) reflecting a favorable change in the reserve allocation, partly offset by higher net charge-offs in line with loan growth.

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TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	1Q 2020	4Q 2019	1Q 2019	1Q20 vs 4Q19	1Q20 vs 1Q19
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$(26)	$(39)	$17	33.3	nm
Noninterest income	186	172	262	8.1	(29.0)
Securities gains (losses), net	50	26	5	92.3	nm

Total net revenue	210	159	284	32.1	(26.1)
Noninterest expense	326	355	207	(8.2)	57.5
Other intangibles	--	--	--	--	--

Total noninterest expense	326	355	207	(8.2)	57.5

Income before provision and taxes	(116)	(196)	77	40.8	nm
Provision for credit losses	160	(6)	1	nm	nm

Income before income taxes	(276)	(190)	76	(45.3)	nm
Income taxes and taxable-equivalent adjustment	(151)	(138)	(105)	(9.4)	(43.8)

Net income	(125)	(52)	181	nm	nm
Net (income) loss attributable to noncontrolling interests	(8)	(7)	(9)	(14.3)	11.1

Net income attributable to U.S. Bancorp	$(133)	$(59)	$172	nm	nm

Average Balance Sheet Data
Loans	$3,274	$3,373	$3,381	(2.9)	(3.2)
Other earning assets	139,863	134,946	127,134	3.6	10.0
Goodwill	144	99	--	45.5	nm
Other intangible assets	28	6	--	nm	nm
Assets	165,155	159,042	149,543	3.8	10.4

Noninterest-bearing deposits	2,241	2,263	2,216	(1.0)	1.1
Interest-bearing deposits	5,340	6,960	9,161	(23.3)	(41.7)

Total deposits	7,581	9,223	11,377	(17.8)	(33.4)

Total U.S. Bancorp shareholders’ equity	11,856	13,708	12,829	(13.5)	(7.6)

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support recorded a net loss of $133 million in the first quarter of 2020, compared with net income of $172 million in the first quarter of 2019. Total net revenue decreased $74 million (26.1 percent) year-over-year driven by decreases in net interest income of $43 million and $31 million (11.6 percent) in total noninterest income. Net interest income decreased primarily due to funding mix. Total noninterest income decreased primarily due to lower equity investment income and credit valuation losses, partially offset by gains on sale of certain businesses in the first quarter of 2020 and securities gains. Total noninterest expense increased $119 million (57.5 percent) year-over-year primarily due to COVID-related expenses, higher compensation expense, reflecting the impact of increased staffing, merit increases, and stock-based compensation, and higher implementation costs of capital investments to support business growth. These increases were partially offset by lower net shared services expense and lower costs related to tax-advantaged projects. The provision for credit losses increased $159 million reflecting an unfavorable change in the reserve allocation due to credit risk in the current environment. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

        7